Exhibit 99.1

News Release
For Immediate Release

Catasys Reports 2019 First Quarter Financial Results

●	Q1 2019 Record Revenue of $6.8 Million, Up 256% Year over Year and Up 21% from Q4 2018
●	Outreach Pool of Eligible Members Increases to Approximately 92,000 in May 2019, up 124% from 41,000 at December 31, 2018
●	Company Reiterates 2019 GAAP Revenue Guidance of $35 Million
●	Company to Host Conference Call at 4:30 pm ET today

Los Angeles, CA – May 9, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today reported its financial results for the first quarter ended March 31, 2019. The Company provides big data-based analytics and predictive modeling driven healthcare services to health plans and their members through its OnTrak™ solution.

Management Commentary

Mr. Terren Peizer, Chairman and CEO, stated, “The first quarter continued the positive momentum Catasys built throughout the past year, as considerable growth in our outreach population due to expansion within our existing agreements with health plans led to strong enrollment and top line improvement during the period. Catasys continued to focus on leveraging its technological expertise to drive innovative solutions to address a wider populace, as evidenced by today’s announcement that we are expanding the use of OnTrak to help identify and address the epidemic of social isolation and loneliness, a key social determinant of health. In addition, we will continue to pursue partnerships with technology companies such as Circulation and Lyft. This particular partnership will combine our OnTrak Care Team’s ability to engage members with Circulation’s ability to provide safe and secure transportation through Lyft and other providers. By identifying member vulnerabilities and overcoming barriers to both engagement and treatment, we will be able to substantially improve member health.”

Outlook for 2019

Mr. Peizer continued, “Our outreach population continues to grow ahead of expectations, and we believe that reaching 100,000 eligible lives is imminent. We are reiterating our previous guidance of $35 million in revenues for 2019, which does not include new contracts and subsequent launches, initial launches of existing contracts, new expansions within existing contracts, or new product sales, all of which may increase our outreach pool through the remainder of the year. If and when these possible subsequent developments occur, the Company may revise guidance. Operationally, we are very excited about the progress we have made so far in 2019, and feel even stronger about our future potential. We have focused on reinvesting in our business throughout this growth phase, including strengthening our senior management team, enhancing our technological capabilities to better serve members and delivering validated cost savings to health plan customers.”

Company Reiterates 2019 GAAP Revenue Guidance

●	Catasys expects to report revenues of at least $35 million in 2019.
●

The Company anticipates that this revenue increase will be supported through accelerating enrollment growth during the remainder of 2019, with the largest portion of the revenue increase to occur in the second half of the year.

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May 9, 2019

●	This guidance solely represents existing enrollment launches with current health plan partners and program expansions with existing customers
●

Annual guidance does not include new contracts and subsequent launches, initial launches of existing contracts, and new expansions within existing contracts that may increase its outreach pool throughout the year. As a result of these subsequent developments, the Company may revise guidance at that time.

2019 First Quarter and Recent Operating Highlights

●

Catasys’ outreach pool of eligible members continued its rapid ramp in May, increasing to approximately 92,000 due to significant expansion within existing contracts, an increase from approximately 41,000 at December 31, 2018, and up from 32,000 at the end of the first quarter of 2018. New customer launches continue to take approximately 12 months to ramp up to an approximate 20% yearly enrollment rate. One year after launch, the Company generally enrolls 20% of its outreach pool over a year. Catasys generally receives approximately $6,500 net per enrolled member.

●	New enrollment for the quarter ended March 31, 2019, increased 48% year over year.
●

Catasys continued enhancing its senior management team with the appointment of Carol Murdock as Chief Commercial Officer, leading business development, account management, marketing and corporate communications.

Management Commentary on 2019 First Quarter Operating Results

Mr. Rick Anderson, President and COO, stated, “Favorable enrollment trends continued to drive higher revenues during the period, largely due to expansions within existing agreements with our health plan customers to include new states and treatments. We recently announced an agreement with Optima Health to provide our OnTrak solution to eligible Commercial members in Virginia, which is expected to launch in the second quarter of 2019, and also expanded our OnTrak-Ci program with a leading health insurance provider to eligible Medicare Advantage members in two new states, Alabama and Mississippi, as well as Florida. In addition, Catasys expanded its OnTrak-C solution to eligible Medicaid members in Texas, which will now be able to participate in OnTrak for treatment of anxiety and depression, as well as substance use disorders. The Company remains in discussions with several customers regarding potential expansions in the form of new states, new lines of business or utilizing our technological advancements to expand coverage to new populations.”

2019 First Quarter Financial Review

Revenues

●

Revenue increased 256% to $6.8 million for the first quarter of 2019, from $1.9 million during the same period in 2018. There was a net increase in the number of members enrolled in the Company’s OnTrak solution during the first quarter of 2019 compared with the same period in 2018.

Gross Margin

●

Gross margin, which consists of revenue less the Cost of Healthcare Services, increased to 55.6% for the first quarter, compared to a negative gross profit total in the prior-year period and up from 52.8% in the fourth quarter of 2018.

●

Cost of Healthcare Services consists primarily of salaries related to Catasys’ care coaches, outreach specialists, community care coordinators, healthcare provider claims payments to its network of physicians and psychologists, and fees charged by third party administrators for processing these claims.

●

The costs for such staff are included in Cost of Healthcare Services during training and ramp-up periods. Margins will be impacted by the hiring of staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak.

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May 9, 2019

Operating Expenses

●

Operating expenses in the first quarter of 2019 were $6.3 million, compared to $3.9 million in the prior-year period. This increase was mainly due to higher expenses related to investments in new technology, servicing contracts and investments in key personnel to support future growth compared to the prior-year period.

Net Income (Loss)

●	For the first quarter of 2019, net loss was $2.9 million, or $0.18 per diluted share, compared to a net loss of $4.2 million, or $0.27 per diluted share, in the prior-year period.

Conference Call – Thursday, May 9, 2019 – 4:30 pm ET

The Company will host a conference call/webcast on Thursday, May 9, 2019, at 4:30 pm ET/1:30 pm PT.

Investors, analysts, employees and the public are invited to listen to the conference call via:

Conference Call

877-705-2969 (domestic) or 201-689-8868 (international)

Webcast

https://78449.themediaframe.com/dataconf/productusers/cats/mediaframe/30211/indexl.html.

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#:                   13672721

Conference Call Replay:      877-660-6853 (domestic) or 201-612-7415 (international)

Expiration Date:                   5/16/2019

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of several leading health plans in Alabama, California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

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Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:     cfinley@catasys.com

Catasys, Inc.	Page 5
May 9, 2019

CATASYS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2019	2018

Revenue	$6,811	$1,911
Cost of revenue	3,027	2,287
Gross profit (loss)	3,784	(376)

Operating expenses	6,299	3,871
Operating loss	(2,515)	(4,247)

Other income	6	40
Interest expense	(321)	(1)
Change in fair value of warrant liability	(91)	(10)

Net loss	$(2,921)	$(4,218)

Net loss per share, basic and diluted from operations:	$(0.18)	$(0.27)

Weighted-average shares used to compute basic and diluted net loss per share	16,198	15,898

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May 9, 2019

CATASYS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(unaudited)
	March 31,	December 31,
	2019	2018

Assets
Current assets
Cash and restricted cash	$1,296	$3,162
Receivables, net	3,601	1,382
Prepaid expenses and other current assets	948	942
Total current assets	5,845	5,486
Long-term assets
Property and equipment, net of accumulated depreciation of $1,839 and $1,801, respectively	225	263
Restricted cash, long term	408	408
Debt issuance costs	739	166
Total Assets	$7,217	$6,323

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$819	$497
Accrued compensation and benefits	1,177	1,537
Deferred revenue	3,694	4,195
Loan payable	1,167	-
Other accrued liabilities	1,623	1,501
Total current liabilities	8,480	7,730
Long-term liabilities
Long term debt, net of discount of $423 and $478, respectively	8,861	7,472
Warrant liabilities	552	86
Total Liabilities	17,893	15,288

Commitments and Contingencies

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 16,205,146 and 16,185,146 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	2	2
Additional paid in capital	297,898	296,688
Accumulated deficit	(308,576)	(305,655)
Total Stockholders' deficit	(10,676)	(8,965)
Total Liabilities and stockholders' deficit	$7,217	$6,323

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CATASYS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Operating activities:
Net loss	$(2,921)	$(4,218)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38	85
Amortization of debt discount	44	-
Warrants issued for services	-	86
Deferred rent	(26)	(22)
Stock compensation expense	1,024	328
Amortization of debt issuance costs	56	-
Common stock issued for services	-	112
Fair value adjustment on warrant liability	91	10
Changes in current assets and liabilities:
Receivables	(2,219)	(700)
Prepaids and other current assets	(6)	12
Deferred revenue	(501)	652
Accounts payable and other accrued liabilities	61	239
Net cash used in operating activities	$(4,359)	$(3,416)

Financing activities:
Proceeds from Horizon revolving loan	$2,500	$-
Debt issuance costs	(105)	-
Capital lease obligations	(2)	(9)
Proceeds from warrant exercise	100	-
Net cash provided by (used in) financing activities	$2,493	$(9)

Net decrease in cash and restricted cash	$(1,866)	$(3,425)

Cash and restricted cash at beginning of period	3,570	4,779
Cash and restricted cash at end of period	$1,704	$1,354

Supplemental disclosure of cash flow information:
Interest	$192	$363
Non-cash activity investing and financing activities:
Warrants issued in connection with A/R Facility	$-	$64
Warrants issued in connection with Horizon financing	$461	$-
Reclassification of warrant liability to equity upon adoption of ASU 2017-11	$86	$-